Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 21, 2010 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the second quarter ended June 30, 2010.

Financial and Operating Results
For the quarter, total revenue increased 17.3%, to $169.0 million from $144.1 million in the same quarter of 2009.  Freight revenue, which for these purposes excludes fuel surcharges, increased 9.4%, to $141.4 million in the 2010 quarter from $129.2 million in the 2009 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company reported net income of $2.9 million, or $0.20 per basic and diluted share, in the second quarter of 2010 compared to a net loss of $3.1 million, or ($0.22) per basic and diluted share, for the second quarter of 2009.

Management Discussion—Asset Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “The second quarter of 2010 marked our best financial and operating performance in several years.  Our team has worked diligently to build the customer service, operational discipline, and cost control culture to establish a basis for success, and I would like to thank every team member for his or her contribution.  A favorable and strengthening freight market afforded us the opportunity to capitalize on our improved operations and increase equipment utilization.  In addition, we began to see the rate improvements that must come to sustain the long-term health of our industry.  While we are encouraged and optimistic about the future, we also recognize that one quarter’s performance does not mean the hard work is over.  With the pace of economic growth uncertain and the driver market tightening, we intend to remain focused on improving the productivity of our existing fleet, operating efficiently, and positioning our company for long term success.

“For the quarter, total revenue in our asset-based business increased $25.7 million, or 19.4%, for the second quarter of 2010 from the second quarter of 2009.  Of this increase, $12.7 million related to higher fuel surcharge revenue.  The remaining $13.0 million related to an 11.2% increase in average freight revenue per tractor per week, which more than offset a slightly smaller total fleet.  Average freight revenue per tractor per week improved to $3,261 during the 2010 quarter from $2,932 during the 2009 quarter due to improved demand and continued progress with internal profitability initiatives. Our average miles per tractor increased 7.8% compared with the second quarter of 2009. Our average freight revenue per total mile increased 3.2% compared with the second quarter of 2009, which was especially favorable given a sizeable 11.5% increase in our average length of haul from 786 miles to 876 miles. We were able to reduce our empty miles by more than 130 basis points as we further tightened acceptable lanes within our freight network during the quarter. The result of the foregoing was the achievement of our highest second quarter average freight revenue per tractor per week since going public in 1994. These accomplishments were achieved despite the fact that approximately three percent of our tractor fleet was unseated during the quarter as we have observed a tighter driver market since late March.

“In addition, our cost control and efficiency improvement efforts continued to provide positive results. Overall, our operating cost per mile improved by almost 7.0 cents per mile compared with the 2009 quarter.  Our asset-based operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) improved 840 basis points to 92.5%.

“Although the DOE cost of fuel averaged approximately $0.69/gallon more in the second quarter of 2010 above the second quarter of 2009, our fuel cost saving initiatives including reduced empty miles, reduced broker freight dependency, improved miles per gallon including a reduction in idle time, and effective fuel hedge activities resulted in an overall reduction in our per mile cost of fuel, net of fuel surcharge revenue of more than 4.0 cents per mile.  During the quarter, we recorded a $0.8 million gain on the sale of a fuel hedge and we recorded some fuel surcharge benefit from the lag effect of reducing fuel prices as the quarter progressed from April through June. We continued overall compensation reductions as compared to the prior year quarter, as well as cost reductions in several of our general overhead expense items.

“We experienced slightly lower insurance costs compared to the same quarter last year on a cost per mile basis.  An excellent safety quarter offset more than $2.0 million of adverse development on claims that were incurred prior to our April 1st insurance renewal, when our casualty claims deductible was reduced to $1.0 million from the previous $4.0 million deductible level. We have also enhanced efforts to seat trucks over the remainder of the year due to the expected tightening of the driver market.”

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions (“Solutions”), the Company’s freight brokerage subsidiary:  “Our brokerage subsidiary’s profitability diminished as compared to the 2009 quarter. For the quarter, Solutions’ total revenue decreased 7.2%, to $10.8 million from $11.7 million in the same quarter of 2009.  Solutions’ net revenue (total revenue less purchased transportation) for the quarter decreased 24.5% compared to the 2009 quarter.  Our gross margins were squeezed due to tightening capacity resulting in purchased transportation at 85.5% of total revenue in the current quarter, up from 82.2% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue decreased to 11.8% of total revenue in the second quarter from 14.2% of total revenue in the second quarter of 2009, as we continued to improve our overhead costs.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At June 30, 2010, our total balance sheet debt and capital lease obligations, net of cash, were $216.0 million, and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $51.3 million, including the residual value guarantees under those leases.  At June 30, 2010, our stockholders’ equity was $95.8 million, and our tangible book value was $82.8 million, or $5.81 per basic share.  Since the end of 2009, the Company's balance sheet debt and capital lease obligations, net of cash, have increased by $13.2 million, while the present value of financing provided by operating leases has decreased by approximately $21.8 million.  At June 30, 2010, our ratio of net debt to total balance sheet capitalization was 69.3%.

“Our annual tractor fleet plan for 2010 has changed as we now expect to purchase 1,050 tractors and dispose of 1,050 tractors, for anticipated full-year net capital expenditures of approximately $68 million to $78 million.  With a relatively young average fleet age of 22 months at June 30, 2010, we believe there is significant flexibility to manage our fleet and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements. We had $44.6 million of available borrowing capacity under our revolving credit facility and were in compliance with our financial covenant at June 30, 2010.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers to fund our expected tractor purchases in 2010.”

The Company will host a conference call tomorrow, July 22, 2010, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-919-4059, access code 47732715. In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon "Audio Archives". For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctginvestor.com under the icon "News Releases."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to the expected tightening of the driver market over the remainder of the year and our enhanced efforts to seat trucks, equipment purchases and disposals, net capital expenditures, our flexibility to manage our fleet, our evaluation of our tractor replacement cycle and new tractor purchase requirements, and the availability of sufficient financing for equipment purchases are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implements new driver standards and modifies the methodology for determining a carriers’ DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer                                                                                                           (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                  (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2010	2009	% Change	2010	2009	% Change
Freight revenue	$141,392	$129,247	9.4%	$270,728	$251,376	7.7%
Fuel surcharge revenue	27,587	14,835		50,262	26,482
Total revenue	$168,979	$144,082	17.3%	$320,990	$277,858	15.5%

Operating expenses
Salaries, wages, and related expenses	53,937	53,558		106,147	108,377
Fuel expense	44,047	34,160		86,205	63,293
Operations and maintenance	9,125	8,685		17,833	17,800
Revenue equipment rentals and
purchased transportation	19,245	18,493		36,884	36,894
Operating taxes and licenses	3,081	2,986		5,410	6,046
Insurance and claims	9,287	8,917		18,267	14,838
Communications and utilities	1,407	1,439		2,241	3,103
General supplies and expenses	5,517	5,669		10,272	11,461
Depreciation and amortization, including gains and losses on disposition of equipment	13,291	10,812		25,873	21,828
Total operating expenses	158,937	144,719		309,132	283,640
Operating income (loss)	10,042	(637)		11,858	(5,782)
Other (income) expenses:
Interest expense	4,290	3,315		8,243	6,191
Interest income	-	(47)		(2)	(98)
Other	5	(47)		(41)	(78)
Other expenses, net	4,295	3,221		8,200	6,015
Income (loss) before income taxes	5,747	(3,858)		3,658	(11,797)
Income tax expense (benefit)	2,858	(712)		2,945	(3,107)
Net income (loss)	$2,889	$(3,146)		$713	$(8,690)

Basic earnings (loss) per share	$0.20	$(0.22)		$0.05	$(0.62)
Diluted earnings (loss) per share	$0.20	$(0.22)		$0.05	$(0.62)
Basic weighted average shares outstanding (000s)	14,257	14,076		14,224	14,063
Diluted weighted average shares outstanding (000s)	14,361	14,076		14,294	14,063

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$130,573	$117,585	11.0%	$249,661	$228,934	9.1%
Covenant Transport Solutions non-asset based revenues	10,819	11,662	-7.2%	21,067	22,442	-6.1%
Freight revenue	$141,392	$129,247	9.4%	$270,728	$251,376	7.7%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.439	$1.415	1.7%	$1.420	$1.431	-0.8%
Average freight revenue per total mile	$1.304	$1.263	3.2%	$1.284	$1.277	0.5%
Average freight revenue per tractor per week	$3,261	$2,932	11.2%	$3,135	$2,843	10.3%
Average miles per tractor per period	32,512	30,172	7.8%	63,127	57,549	9.7%
Weighted avg. tractors for period	3,080	3,085	-0.2%	3,080	3,122	-1.3%
Tractors at end of period	3,105	3,096	0.3%	3,105	3,096	0.3%
Trailers at end of period	7,867	8,135	-3.3%	7,867	8,135	-3.3%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2010	12/31/2009
Total assets	$423,191	$398,312
Total equity	$95,845	$94,675
Total balance sheet debt, net of cash	$215,980	$202,798
Net Debt to Capitalization Ratio	69.3%	68.2%
Tangible book value per basic share	$5.81	$5.73

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